December 18, 2025

VIA EMAIL TO JOHN FRANK [redacted]

John B. Frank, Esq.
Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071

Re: Daily Journal Corporation ("DJCO" or the "Company") – Notice of Potential Referral to the State Bar of California

Dear Mr. Frank:

I write on behalf of Buxton Helmsley USA, Inc. regarding conduct that we believe may warrant referral to the State Bar of California for investigation under the California Rules of Professional Conduct.

Section 16 Reporting Violations

As you are aware, you recently filed Form 3 and Form 4 reports with the Securities and Exchange Commission that were delinquent by as many as three years. Section 16(a) of the Securities Exchange Act of 1934 requires directors of public companies to file Form 3 within ten days of becoming a director and Form 4 within two business days of any transaction in the company's securities. These are not obscure compliance requirements. They are among the most basic obligations imposed on every public company director.

You are a securities lawyer at Oaktree Capital Management, L.P.—one of the world's largest alternative investment managers, with approximately $180 billion in assets under management. You have held yourself out to the Company and its shareholders as a "financial expert" for purposes of SEC disclosure requirements and serve as Chair of the Company's Audit Committee. A securities lawyer at a major investment firm who serves as the designated financial expert on a public company's audit committee should not require three years to file a two-page beneficial ownership form.

"Financial Expert" Designation and Audit Committee Failures

Your acceptance of the "financial expert" designation carries with it an implicit self-representation to shareholders that you possess the competence to oversee, and commitment to ensuring compliance with, the Company's financial reporting and internal control obligations. Yet the record suggests otherwise.

Since July 2025, Buxton Helmsley has identified material concerns regarding the Company's software development cost accounting under ASC 985-20 and violations of Regulation S-X related to the failure to separately disclose research and development costs. We have provided the Company—and its auditor, Baker Tilly US, LLP—with authoritative guidance from the American Institute of Certified Public Accountants (the organization that develops and grades the CPA examination) that directly contradicts the Company's stated accounting rationale. The Company has never substantively responded to these concerns.

The potential exposure is not trivial. We have estimated that the Company has failed to report approximately $50 million or more in intangible asset value due to improper expensing of software development costs that were subject to mandatory capitalization under GAAP. We have also identified violations of Regulation S-X, which requires separate disclosure of research and development costs on the income statement when material—costs the Company itself has described as "significant" (admittedly material) but has failed to quantify for years. Between these issues, you have not only allowed these long-running violations of accounting standards and securities laws to linger and go uncorrected, but also oversaw the Company's Chief Executive Officer and Chief Financial Officer continue to flagrantly violate those accounting standards and securities laws with the Company's latest Form 10-Q filing, dated August 14, 2025. That Form 10-Q filing also included a false certification (by Mr. Myhill-Jones and Ms. To, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) of compliance with financial reporting, constituting an apparent criminal violation of 18 U.S.C. § 1350.

As Chair of the Audit Committee and the Company's designated financial expert, you bear direct responsibility for oversight of these matters. The fact that these potential violations have persisted for months, and have translated into apparent criminal violations, despite detailed written notice and authoritative contrary guidance, raises serious questions about the discharge of your fiduciary duties.

Failure to Correct a Falsely Dated SEC Filing—and the Disclosure Violations It Was Designed to Conceal

There is an additional matter that bears directly on your responsibilities as a securities lawyer serving on this Board.

On July 29, 2025, CEO Steven Myhill-Jones signed and filed a Form 8-K that was falsely dated on its face. The cover page of that filing states that the "Date of earliest event reported" is July 28, 2025. Yet the body of the same filing explicitly states: "*Two weeks ago*, we received a letter from Alexander E. Parker," and later references "His initial *July 14* letter is attached as Exhibit 99.1." The filing thus identifies July 14, 2025 as the earliest event being reported—while the cover page certifies that date as July 28, 2025.

The false dating was not a clerical error. It appears to have been designed to obscure the Company's failure to comply with the four-business-day disclosure requirement for Form 8-K filings. Upon receiving our July 14 letter identifying potential ASC 985-20 violations, the Board launched an accounting investigation—a material event requiring disclosure. Yet the Company waited nearly two weeks to file the 8-K, well beyond the four-business-day requirement, and only after Buxton Helmsley publicly demanded the Board force such disclosure twice. By falsely dating the filing as July 28, the Company attempted to conceal how late the disclosure actually was.

The disclosure failures do not end there. Before filing the July 29 Form 8-K, the Company selectively disclosed the existence of the Board's accounting investigation to Buxton Helmsley alone—a single public market participant—in apparent violation of Regulation FD. Regulation FD prohibits issuers from selectively disclosing material nonpublic information to certain market participants without simultaneous public disclosure. The Company disclosed the investigation to us, then waited days before disclosing it to the public, and only after the Company was publicly exposed twice for the disclosure failure and apparent Regulation FD violation. As a securities lawyer, you are presumably familiar with Regulation FD's requirements.

This is not ambiguous. The filing contradicts itself on its face, the late filing violated the four-business-day requirement, and the selective disclosure violated Regulation FD. We raised these issues in writing to the Company on July 29, 2025—the same day the Form 8-K was filed. It has never been corrected. The Company has since hired a Director of SEC Reporting, yet these demonstrably false and misleading disclosures remain in the Company's public filings nearly five months later.

You are a securities lawyer. You serve on the Board that is responsible for the accuracy and timeliness of the Company's SEC filings and compliance with Regulation FD. You are where the buck stops for accurate public disclosures to shareholders, as Chair of the Company's Audit Committee. You have been aware of these disclosure failures since at least July 29, 2025. Yet you have taken no action to cause the Company to correct the false filing or address the Regulation FD violation. A securities lawyer who allows demonstrably false SEC filings and apparent Regulation FD violations to persist uncorrected for months—after written notice—is not fulfilling his professional responsibilities, and is part of the misconduct and violations of law.

California Rules of Professional Conduct

Rule 8.4 of the California Rules of Professional Conduct provides that it is professional misconduct for a lawyer to "(b) commit a criminal act that reflects adversely on the lawyer's honesty, trustworthiness, or fitness as a lawyer" or "(c) engage in conduct involving dishonesty, fraud, deceit, or reckless or intentional misrepresentation." California Code, Business and Professions Code section 6068(a) further requires California attorneys to "support the Constitution and laws of the United States and of this state."

We believe that your years-long failure to comply with Section 16(a) of the Exchange Act—a federal securities law with which you, as a securities lawyer, are presumably familiar—combined with your failure to cause correction of a falsely dated SEC filing that was designed to conceal untimely disclosure, your apparent acquiescence to a Regulation FD violation, your ongoing failure to ensure the Company's compliance with GAAP and Regulation S-X while serving as the Company's designated "financial expert," and apparent allowance of violations of 18 U.S.C. § 1350, constitute conduct warranting investigation by the State Bar.

Demand

We are prepared to file a complaint with the State Bar of California and to provide the State Bar with all supporting documentation, including the Company's SEC filings (including the falsely dated July 29 Form 8-K), our July 29, 2025 correspondence identifying the false date and the Regulation FD violation, evidence of the selective disclosure to Buxton Helmsley prior to public filing, the authoritative AICPA guidance completely contradicting the Company's accounting position, and our extensive correspondence with the Company and its auditor.

However, we are willing to forego such a filing if the Company takes immediate and appropriate remedial action to address the governance and financial reporting failures we have identified. In the alternative, if you conclude that the Board is unwilling to take such action, we believe the appropriate course would be for you to resign from the Board rather than continue to lend your name and professional credentials to a governance structure that has demonstrably failed shareholders.

We request a response to this letter no later than **5:00 p.m. Eastern Time on December 22, 2025.** In the absence of a satisfactory response by that deadline, we intend to proceed with a referral to the State Bar.

Reservation of Rights

Nothing in this letter shall be construed as a waiver of any right or claim, or an admission of any fact or legal conclusion. We expressly reserve all rights available under applicable law, including the right to file a complaint with the State Bar at any time and to pursue any other remedies available to us.

This letter is being provided to you directly in your personal capacity as a member of the State Bar of California, with a copy to the Board of Directors of Daily Journal Corporation.

Respectfully,

Alexander E. Parker
Chairman of the Board and Chief Executive Officer
Buxton Helmsley USA, Inc.

Cc: [redacted]

[redacted]